Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

For Remedent, Inc.	For Den-Mat Holdings, LLC
Guy De Vreese, Chairman	Mike Beyer, Sam Brown Inc.
Remedent, Inc.	773-463-4211
32 9 32170 80	beyer@sambrown.com
GuyDV@remedent.be
Stephen D. Axelrod, CFA (Investors)
Alisa Steinberg (Media)
Wolfe Axelrod Weinberger Associates, LLC
212-370-4500
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com
REMEDENT, INC. AND DEN-MAT HOLDINGS, LLC
SIGN COLLABORATION AND INTERNATIONAL DISTRIBUTION AGREEMENT
- Den-Mat Acquires Exclusive Rights to Glamsmile™ Technology Platform to Further Enhance Lumineers® and Drive New Product Development; Remedent Expands Marketing Opportunities with Agreement -
Deurle, Belgium and Santa Maria, Calif (BUSINESS WIRE) — Two leaders in cosmetic dentistry, Remedent, Inc. (OTCBB: REMI) and Den-Mat Holdings, LLC, announced today that Den-Mat has obtained the exclusive rights to manufacture, market and distribute Remedent’s innovative GlamSmile™ products and technologies in North America and numerous international markets.
Terms of the agreement were not disclosed.
Den-Mat, the maker of the revolutionary LUMINEERS® BY CERINATE® porcelain veneer laminates, will acquire the rights to Remedent’s single-motion veneer placement tray technology, proprietary veneer fabrication technique, and computer imaging design and digital preview technology. Integrating this technology will enable Den-Mat to launch LumiTray™, a novel, one tray process for easy and efficient placement of Lumineers.
“This important agreement offers Den-Mat access to Remedent’s next generation technology that will further enhance the creation, precision and placement of our high quality Lumineers and new cutting edge products for an improved cosmetic dentistry experience for both professionals and consumers,” said Nicholas L. Teti, Jr., Chief Executive Officer of Den-Mat Holdings LLC. “This strategic partnership strengthens Den-Mat as a leader in aesthetic dentistry now and accelerates the Company into the future. We will integrate this new digital process technology into our systems.”
Den-Mat will unveil the innovative LumiTray™ technology to dental professionals at Destination Education November 7 – 9, 2008 in Las Vegas, Nevada.
Guy De Vreese, Chairman of Remedent, noted, “By combining GlamSmile™ and Lumineers with Den-Mat’s substantial customer base and marketing reach, our companies now have a unique opportunity to significantly expand acceptance of our joint veneer technologies in the global dental market. Lumineers is the recognized leader in dental veneers and this strategic alliance with Den-Mat greatly magnifies our ability to penetrate the US dental market, the world’s number one dental environment, with our tray delivery system and 3D modeling software for designing and manufacturing veneers.”

DLJ Merchant Banking Partners, a private equity investment affiliate of Credit Suisse and owner of Den-Mat Holdings, LLC was instrumental in bringing this agreement to a successful conclusion.
“Den-Mat’s integration of this proprietary technology will further enhance its aesthetic offerings and improve customer ease of use and satisfaction,” said Ed Johnson, Managing Director and Partner, DLJ Merchant Banking Partners. “We are very excited about the great potential from this transaction for both Den-Mat and Remedent.”
About Remedent
Remedent, Inc. develops, manufactures and markets oral care and cosmetic dentistry products with distribution in more than 35 countries. Based in Deurle, Belgium and El Segundo, CA, Remedent serves both the professional dental community and the consumer over-the-counter market. Visit www.remedent.com for further information.
GlamSmile is a revolutionary cosmetic dental system that substantially expands the consumer and professional dental market for veneers. To produce the veneers, Remedent utilizes high-tech scanning, CAD/CAM design technology, and a proprietary fabrication technique. The veneers are delivered to a dentist already prepared for a simple, single-motion veneer placement. This patent-pending painless delivery system not only dramatically lowers the dentist’s cost of installation, but also significantly reduces the amount of time patients spend in the dental chair. The result is unprecedented pricing for veneers which previously were only within the reach of affluent patients.
About Den-Mat Holdings, LLC
California-based Den-Mat Holdings, LLC is a leading manufacturer and marketer of advanced cosmetic and restorative dental products and laboratory services that allow a dentist to preserve, restore and enhance their patient’s teeth typically without the requirement for anesthesia, extensive cutting, drilling and tooth removal. This revolutionary type of dentistry not only focuses on superior esthetic results, but on patient comfort and convenience as well.
Den-Mat’s revolutionary LUMINEERS® BY CERINATE® are porcelain veneers that offer a painless way to a permanently whiter and perfectly aligned smile. LUMINEERS are the only porcelain laminates that are strong, reversible, and have a proven record of over 20 years of clinical success. The dentist applies these contact lens-thin veneers to teeth without the need for the shaving and grinding down of sensitive tooth structure that is common with traditional veneers.
Den-Mat currently has approximately 700 employees and manufactures a complete line of more than 200 cosmetic and restorative formulations. The company services approximately 40,000 dentists worldwide, and offers variety of educational seminars and marketing support services for dentists. For additional information, please visit www.denmat.com.
About Credit Suisse
As one of the world’s leading banks, Credit Suisse provides its clients with investment banking, private banking and asset management services worldwide. Credit Suisse offers advisory services, comprehensive solutions and innovative products to companies, institutional clients and high-net worth private clients globally, as well as retail clients in Switzerland. Credit Suisse is active in over 50 countries and employs approximately 40,000 people. Credit Suisse’s parent company, Credit Suisse Group, is a leading global financial services company headquartered in Zurich. Credit Suisse Group’s registered shares (CSGN) are listed in Switzerland and, in the form of American Depositary Shares (CS), in New York. Further information about Credit Suisse can be found at www.creditsuisse.com.
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